Exhibit 21.1

SUBSIDIARIES(1)

Legal Name	State of Incorporation
AirJoule Technologies LLC	Delaware

(1)	The list above excludes certain subsidiaries that, in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X as of December 31, 2024.